Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

between

LANDMARK INFRASTRUCTURE HOLDING COMPANY LLC

and

LANDMARK INFRASTRUCTURE OPERATING COMPANY LLC

Dated March 4, 2015

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of March 4, 2015 (the “Effective Date”), by and between Landmark Infrastructure Holding Company LLC, a Delaware limited liability company (“Landmark”), and Landmark Infrastructure Operating Company LLC, a Delaware limited liability company (“OpCo”).  Landmark and OpCo may be singularly referred to as a “Party” and collectively referred to as the “Parties.”

WITNESS:

WHEREAS, Landmark has acquired and assembled a portfolio of Assets (as defined below); and

WHEREAS, Landmark desires to sell and assign to OpCo, and OpCo wishes to purchase and assume, the Assets on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               The following terms have the meanings specified or referred to in this Article 1.

“Action” has the meaning set forth in Section 3.11.

“Affiliate” means, as to any specified entity, any other entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified entity.  For purposes of this definition, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether by contract or otherwise.  Notwithstanding anything herein to the contrary, for the purposes of this Agreement, Landmark Infrastructure Partners LP and its subsidiaries (including OpCo) shall be deemed not to be “Affiliates” of Landmark and Landmark’s other Affiliates and vice versa.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.4.

“Assets” means, collectively, the Direct Assets and the Membership Interest.

“Assumed Liabilities” has the meaning set forth in Section 2.2

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 13.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of Landmark Infrastructure Partners GP LLC, the general partner of Landmark Infrastructure Partners LP, the sole member of OpCo.

“Direct Assets” means with respect to each Direct Scheduled Asset, all of Landmark’s right, title and interest in and to all real and personal property constituting or otherwise relating to such Direct Scheduled Asset, including the following (in each case to the extent applicable):

(i)                                     Any real property and other interests in land acquired and owned by Landmark with respect to any such Direct Scheduled Asset, including any easement, right of way, leasehold interest or similar right to use and/or occupy any real property and/or land (each, a “Real Property Interest”);

(ii)                                  The rights of the lessor or landlord under any leases, subleases, licenses, or other occupancy agreements (as amended) or arrangements acquired and held by Landmark and pursuant to which third-party telecommunications, billboard, wind turbine or other entities occupy or use any real property or personal property relating to such Direct Scheduled Asset; and

(iii)                               Any consents, non-disturbance agreements, permits, licenses and/or other ancillary agreements or rights acquired, obtained or otherwise held by Landmark with respect to any Direct Scheduled Assets.

“Direct Scheduled Assets” means, collectively, the assets listed on Exhibit A (each, a “Direct Scheduled Asset”).

“Effective Date” has the meaning set forth in the preamble.

“Environmental Law” means any applicable United States federal, state, provincial or local law, statute, ordinance, regulation, permit or valid and legally-binding order of any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the release or disposal of Hazardous Substances. For purposes of this definition, “Environmental Law” shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any permits, certificates, licenses, franchises, writs, variances, exemptions, orders and other authorizations of all Governmental Authorities issued under any Environmental Law.

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof.

“Hazardous Substance” means any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or special waste under any applicable Environmental Law, including petroleum, petroleum products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls and friable asbestos and asbestos-containing materials.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Landmark” has the meaning set forth in the preamble.

“Landmark Facility” means that certain Credit Agreement dated as of December 21, 2012 among Landmark Dividend LLC, LD Holdings LLC (n/k/a Landmark Infrastructure Holding Company LLC), Regions Bank, as administrative agent, and the lenders from time to time party thereto (as amended by the First Amendment to Credit Agreement and Omnibus Amendment dated as of January 17, 2013 and the Second Amendment to Credit Agreement and Limited Consent and Waiver dated as of November 12, 2014).

“Landmark Indemnitees” has the meaning set forth in Section 9.2.

“Lien” means any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

“Loss” has the meaning set forth in Section 9.1.

“McCrary” means McCrary Holdings I, LLC, a Texas limited liability company.

“McCrary Scheduled Assets” means, collectively, the assets listed on Exhibit B (each, a “McCrary Scheduled Asset”).

“McCrary Assets” means with respect to each McCrary Scheduled Asset, all of McCrary’s right, title and interest in and to all real and personal property constituting or otherwise relating to such McCrary Scheduled Asset, including the following (in each case to the extent applicable):

(i)                                     Any Real Property Interest acquired and held by McCrary with respect to any such McCrary Scheduled Asset;

(ii)                                  The rights of the lessor or landlord under any leases, subleases, licenses, or other occupancy agreements (as amended) or arrangements acquired and held by McCrary and pursuant to which third-party telecommunications, billboard, wind turbine or other entities occupy or use any real property or personal property relating to such McCrary Scheduled Asset; and

(iii)                               Any consents, non-disturbance agreements, permits, licenses and/or other ancillary agreements or rights acquired, obtained or otherwise held by McCrary with respect to any McCrary Scheduled Assets.

“Membership Interest” means 100% of the issued and outstanding membership interest of McCrary.

“OpCo” has the meaning set forth in the preamble.

“OpCo Indemnitees” has the meaning set forth in Section 9.1.

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.

“Outside Date” has the meaning set forth in Section 12.1(d).

“Party” has the meaning set forth in the preamble.

“Permitted Liens” means:

(a)                                 Liens for current period Taxes which are not yet due and payable, or are otherwise being contested in good faith;

(b)                                 inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable;

(c)                                  minor defects, irregularities in title, easements, encroachments, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not had, and are not reasonably likely to have an adverse effect on the ability of Landmark to use or enjoy the benefits of the Direct Assets or the McCrary Assets in the manner previously owned or used by Landmark and (ii) do not materially impair the value of the Direct Assets or the McCrary Assets;

(d)                                 Liens securing the Landmark Facility which shall be released as of the Closing Date;

(e)                                  Liens securing any financing of OpCo;

(f)                                   Liens affecting a fee owner’s interest in any real property or land that is subject to an easement, right of way, leasehold interest or similar right to use and/or occupy such real property and/or land held by Landmark so long as such Liens do not breach and are not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement or legal or equitable right in which the holder of such easement, right of way, leasehold interest or similar right is recognized and protected); and

(g)                                  the Liens set forth on Schedule 1.1.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Property Tax” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” has the meaning set forth in Section 2.3.

“Real Property Interest” has the meaning assigned to such term in “Direct Assets.”

“Rent and A/R” has the meaning set forth in Section 13.4(a)(i).

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Assets” means the Direct Assets and the McCrary Assets.

1.2                               Interpretation.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Except as this Agreement otherwise specifies, all references herein to any law, are references to that law (and any rules and regulations promulgated thereunder), as the same may have been amended.  The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires.  The words “shall” and “will” are used interchangeably and have the same meaning.  The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to the relevant agreement as a whole and not any particular Section or Article in which such words appear.  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.  Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends.  Unless specifically provided for in this Agreement, the term “or” shall not be deemed to be exclusive.  References to a Person are also to its successors and/or permitted assigns, if any.  All exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, lawful currency of the United States.

ARTICLE 2
TERMS OF PURCHASE AND SALE

2.1                               Sale and Purchase of Assets.  Subject to the terms and conditions set forth herein, Landmark agrees to sell, assign, transfer, convey and deliver to OpCo, and OpCo agrees to purchase from Landmark, all of the Assets, free and clear of any Lien other than Permitted Liens.

2.2                               Assumption of Liabilities.  Subject to the terms and conditions set forth herein, OpCo shall assume and agree to pay, perform and discharge the liabilities and obligations with respect to the Assets first arising or accruing from and after the Closing Date (or as to which OpCo has received a proration credit or adjustment hereunder) (collectively, the “Assumed Liabilities”).  Other than the Assumed Liabilities, OpCo shall not assume any liabilities or obligations of Landmark of any kind or character, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

2.3                               Purchase Price.  In consideration of the Assets, OpCo shall pay to Landmark $25,205,000 (the “Purchase Price”).  The Purchase Price shall be payable by OpCo to Landmark at the Closing by wire transfer of immediately available funds to such account as designated by Landmark.

2.4                               Allocation.  The Purchase Price (plus the Assumed Liabilities, to the extent properly taken into account by the Code), shall be allocated among the Assets (and the McCrary Assets) in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”).  The Allocation shall be delivered by Landmark to OpCo within 60 days after the Closing Date for OpCo’s approval, which approval shall not be unreasonably withheld.  Landmark and OpCo shall work in good faith to resolve any disputes relating to the Allocation.  If the Purchase Price is adjusted pursuant to any provision of this Agreement, the Allocation will reflect such adjustment as mutually agreed by Landmark and OpCo.  Landmark and OpCo shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation.  Neither Landmark nor OpCo shall take any Tax position inconsistent with such Allocation and neither Landmark nor OpCo shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Landmark or OpCo from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither Landmark nor OpCo shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

2.5                               Withholding.  OpCo shall be entitled to deduct and withhold from the Purchase Price such amounts as OpCo is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Landmark.

2.6                               Non-Assignable Assets.  To the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to OpCo of any Direct Asset would result in a violation of applicable law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement, and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article 10 and Article 11, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.  Following the Closing, Landmark and OpCo shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver.  To the extent that any Direct Asset or Assumed Liability cannot be transferred to OpCo at the Closing, Landmark and OpCo shall use commercially reasonable efforts to enter into such arrangements to provide to the parties the economic and operational equivalent of the transfer of such Direct Asset or Assumed Liability to OpCo as of the Closing and the performance by OpCo of its obligations with respect thereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF LANDMARK

Landmark represents and warrants as of the date hereof and as of the Closing Date as follows:

3.1                               Organization of Landmark.  Landmark is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified, except where the failure to be so qualified would not have a material adverse effect.

3.2                               Authority and Action.  Landmark has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby.  Landmark has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is, and each agreement and instrument to be executed and delivered by Landmark pursuant hereto will be, when so executed and delivered, a valid and binding obligation of Landmark enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

3.3                               No Violation; Consents.  The execution and delivery of this Agreement (or any related instrument or agreement) by Landmark does not, and the consummation of the transactions contemplated hereby and the performance by Landmark of the obligations that it is obligated to perform hereunder do not and at the Closing will not:  (a) violate any provision of the organizational documents of Landmark;

(b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Lien upon any Asset or McCrary Asset, if any, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which Landmark or McCrary is a party, or by which Landmark or McCrary is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.  Except as set forth on Schedule 3.3, no consent, approval, waiver or authorization is required to be obtained by Landmark or McCrary from any Person in connection with the execution, delivery and performance by Landmark of this Agreement and the consummation of the transactions contemplated hereby.

3.4                               Title to Assets.  Landmark owns and has good title to the Assets, free and clear of Liens other than the Permitted Liens.  McCrary owns and has good title to all of the McCrary Assets, free and clear of Liens other than the Permitted Liens.

3.5                               Membership Interest.  The Membership Interest has been duly authorized, validly issued, fully paid, and nonassessable, except as such nonassessability may be affected by Section 101.206 of the Texas Business Organizations Code.  The Membership Interest constitutes all of the outstanding ownership interest in McCrary, and there is no purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right with respect to the Membership Interest or McCrary under any provision of applicable law, the organizational documents of McCrary or any contract to which McCrary or Landmark is party or by which any of their assets are bound. There are no rights or contracts (including options, calls, warrants, or preemptive rights) obligating McCrary to issue, sell, pledge, dispose of or encumber any of its equity interests. There are no outstanding or authorized membership interest appreciation, phantom unit, profit participation or similar rights affecting any equity interest of McCrary or any securities that are convertible, exercisable or exchangeable into any equity interest of McCrary. Other than this Agreement and the McCrary organizational documents, there are no agreements, instruments, proxies, judgments or decrees, whether written or oral, express or implied, relating to the voting of, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any equity interest of McCrary (or any security convertible, exercisable or exchangeable into same).

3.6                               Contracts/Agreements.

(a)                                 Landmark has not breached or defaulted on any of its obligations under any material contracts or agreements relating to any of the Assets, including the Limited Liability Company Agreement of McCrary in effect as of the date hereof.

(b)                                 Since the date that Landmark acquired title to the Membership Interest, McCrary has not breached or defaulted on any of its obligations under any material contracts or agreements relating to any of the McCrary Assets.

(c)                                  At no time prior to the Effective Date has Landmark or any of its Affiliates delivered or received notice of a breach or default by either Landmark or any counterparty under any material contract or agreement relating to any of the Assets or notice of any fact, condition or circumstance that would constitute a breach or default by either Landmark or other counterparty under any material contract or agreement relating to any of the Assets.

(d)                                 At no time since Landmark acquired title to the Membership Interest and prior to the Effective Date has McCrary or any of its Affiliates delivered or received notice of a breach or default by either McCrary or any counterparty under any material contract or agreement relating to any of the

McCrary Assets or notice of any fact, condition or circumstance that would constitute a breach or default by either McCrary or other counterparty under any material contract or agreement relating to any of the McCrary Assets.

(e)                                  Neither Landmark nor McCrary have received notice of any intent or desire to terminate, amend or modify any material contract or agreement relating to any of the Transferred Assets or abandon or surrender any interest held by the counterparty under any material contract or agreement relating to any of the Transferred Assets.

(f)                                   Each contract that is a Transferred Asset constitutes the valid and binding obligation of Landmark or McCrary, as applicable, and, to Landmark’s or McCrary’s knowledge, as applicable, the other party or parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, and is in full force and effect in all material respects .

3.7                               McCrary Organizational Documents.  Attached hereto as Exhibit C is the Limited Liability Company Agreement of McCrary, as amended, which agreement is in full force and effect and is the only agreement in effect with respect to the matters described therein.  Other than the organizational documents of McCrary, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interest.

3.8                               No Subsidiaries; No Employees.  McCrary does not own, or have any interest in any shares or have an ownership interest in any other Person.  McCrary does not have, and, to the Landmark’s knowledge, has not ever had, any employees, except for Mark McCrary.

3.9                               Compliance.  Landmark’s ownership of the Assets and McCrary’s ownership of the McCrary Assets is and has been in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders; and neither Landmark nor any of its Affiliates has received notice from any Governmental Authority asserting any act of non-compliance.

3.10                        Information.

(a)                                 Landmark has not intentionally withheld disclosure from the Conflicts Committee and/or its advisors of any fact that would have a material adverse effect upon OpCo or the Transferred Assets (or the value thereof).

(b)                                 The projections and budgets provided to the Conflicts Committee (including those provided to Duff & Phelps Corporation, the financial adviser to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with Landmark’s management’s current expectations.

(c)                                  All historical financial information related to the Assets provided to the Conflicts Committee (including that provided to Duff & Phelps Corporation, the financial adviser to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement is consistent with and derived from Landmark’s books and records.

3.11                        Litigation.  There is no suit, action, claim, arbitration, administrative or legal or other proceeding (including eminent domain, zoning or other land use regulation) or governmental investigation (“Action”) pending or, to Landmark’s knowledge, threatened against Landmark, its Affiliates, McCrary, the Assets or the McCrary Assets that affect the ownership of the Assets or the McCrary Assets or that would prevent the consummation of the transactions contemplated by this Agreement.

3.12                        Brokers.  Neither Landmark nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which OpCo or any of its respective Affiliates will be liable.

3.13                        No Adverse Changes.  From February 4, 2015 to the date of this Agreement, except for changes in the Ordinary Course of Business or due to matters that generally affect the economy or the industry in which Landmark is engaged, there have been no changes in the Transferred Assets that would, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the Transferred Assets.

3.14                        Taxes.  All Tax Returns that are required to be filed by or with respect to the Assets prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects. All Taxes due and payable by or with respect to the Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by Landmark.  No examination, audit, claim, assessment, levy or administrative or judicial proceeding regarding any of the Tax Returns described in this Section 3.14 or any Taxes of or with respect to the Assets are currently pending or have been proposed in writing or have been threatened.  No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Assets or any Tax Returns of or with respect to the Assets.

3.15                        Environmental.

(a)                                 With respect to the McCrary Assets, McCrary is in compliance with all applicable Environmental Laws and Environmental Permits.  To McCrary’s knowledge, the ownership and operation of the McCrary Assets has always been in compliance with all applicable Environmental Laws and Environmental Permits.

(b)                                 With respect to the McCrary Assets, to McCrary’s knowledge, there are no suits, claims or proceedings pending or threatened against McCrary alleging any violation of, or liability under, any Environmental Law, Environmental Permit or any indemnity obligations for which OpCo or any of its Affiliates will be responsible or liable after Closing.

(c)                                  To McCrary’s knowledge, McCrary is not, and none of the McCrary Assets are, subject to any decree, order or judgment requiring the investigation or cleanup of any Hazardous Substance under any Environmental Law or Environmental Permit at any real property or facility currently or formerly owned by McCrary (or in which McCrary owns or owned an interest), or included in the McCrary Assets.

(d)                                 There is not now and, to McCrary’s knowledge, there has not been any Hazardous Substance (i) used, generated, treated, stored, transported, disposed of, released, or handled on any owned, leased or easement property owned (now or at any time) by McCrary or included in the McCrary Assets except in full compliance with Environmental Law and Environmental Permits or (ii) otherwise existing on, under, about or emanating from or to any property included in the McCrary Assets except in full compliance with Environmental Law and Environmental Permits.

(e)                                  McCrary does not hold any Environmental Permits in connection with the ownership and operation of its assets.

3.16                        Matters Regarding McCrary.

(a)                                 McCrary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified, except where the failure to be so qualified would not have a material adverse effect on McCrary or its assets.

(b)                                 McCrary owns no assets other than the McCrary Assets.

(c)                                  McCrary has no obligations or liabilities that would have been required to be reflected in, reserved against or otherwise described on financial statements or notes thereto prepared in accordance with GAAP, other than those incurred in the Ordinary Course of Business in connection with the ownership and operation of the McCrary Assets.

(d)                                 Each material Tax Return, including any schedule or attachment thereto and including any amendment thereof, required to be filed by or with respect to McCrary prior to the Closing Date has been timely and properly filed and all Taxes due and payable by or with respect to McCrary whether or not shown on such Tax Return have been timely and properly paid.  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of McCrary.

(e)                                  Neither McCrary nor Landmark or any of its Affiliates has received (i) written notice of any pending claim against McCrary (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes with respect to McCrary, (ii) written notice indicating an intent to open an audit or other review of McCrary or (iii) request for information related to Tax matters of McCrary.

(f)                                   Neither McCrary nor any of its assets is subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable law. McCrary has (A) not been a member of an affiliated group of corporations that filed Tax Returns on a combined, consolidated or unitary basis or (B) no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract or otherwise. McCrary is not a party to or bound by any tax sharing agreement, nor does McCrary have any potential liability or obligation with respect to Taxes of any Person as a result of, or pursuant to, any agreement or by operation of Law.

(g)                                  There are no Tax liens on any of McCrary’s assets except for Permitted Liens.

(h)                                 McCrary is, and has at all times since July 31, 2014, been, properly treated as “disregarded as an entity separate from its owner” for U.S. federal income tax purposes.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF OPCO

OpCo represents and warrants as of the date hereof and as of the Closing Date as follows:

4.1                               Organization of OpCo.  OpCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except where a failure to be so qualified would not have a material adverse effect.

4.2                               Authority and Action.  OpCo has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby.  OpCo has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is, and each agreement and instrument to be delivered by OpCo pursuant hereto will be, when so executed and delivered, a valid and binding obligation of OpCo, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

4.3                               No Violation; Consents.  The execution and delivery of this Agreement (or any related instrument) by OpCo does not, and the consummation of the transaction contemplated hereby and the performance by OpCo of the obligations that it is obligated to perform hereunder do not and at the Closing will not:  (a) violate any provision of the limited liability company agreement of OpCo; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Lien upon the Assets, if any, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which OpCo is a party, or by which OpCo is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.  No consent, approval, waiver or authorization is required to be obtained by OpCo from any Person in connection with the execution, delivery and performance by OpCo of this Agreement and the consummation of the transactions contemplated hereby.

4.4                               Litigation.  There is no Action pending or, to OpCo’ knowledge, threatened against OpCo that would prevent the consummation of the transactions contemplated by this Agreement or the ownership of the Assets by OpCo following the Closing.

4.5                               Brokers.  Except for Duff & Phelps Corporation, the fees and expenses of which will be paid by OpCo or its Affiliates, neither OpCo nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which Landmark or any of their respective Affiliates will be liable.

ARTICLE 5
DISCLAIMER OF WARRANTIES

5.1                               Disclaimer of Warranties by Landmark.  Except as expressly set forth in Article 3, Landmark makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, member, director, employee, agent or consultant of Landmark, or its Affiliates.  EXCEPT AS SPECIFICALLY REPRESENTED AND WARRANTED IN THIS ARTICLE 3, THE SALE OF THE ASSETS (INCLUDING THE INDIRECT SALE OF THE MCCRARY ASSETS THROUGH THE MEMBERSHIP INTEREST) TO OPCO IS ON AN “AS IS” BASIS, WITHOUT ANY OTHER REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

5.2                               Disclaimer of Warranties by OpCo.  Except as expressly set forth in this Article 4, OpCo makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of OpCo, or its Affiliates.

ARTICLE 6
PRE-CLOSING COVENANTS

6.1                               Approvals and Consents.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including giving any notices to, making any filings with, and obtaining any required authorizations, consents and approvals of Governmental Authorities or other third parties.

ARTICLE 7
POST-CLOSING COVENANTS

7.1                               General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

7.2                               Title Policy.  Landmark shall exercise commercially reasonable efforts to deliver to OpCo a 2006 ALTA standard owner’s policy of title insurance (or the equivalent if such form is not available with respect to any particular jurisdiction) from Fidelity National Title Insurance Company (or another nationally recognized insurance company) for each Real Property Interest (a) in a Direct Asset insuring OpCo’s interest in and thereto and (b) each Real Property Interest in a McCrary Asset insuring McCrary’s interest in and thereto, subject, in each case, to the pre-printed exceptions to such policy and the Permitted Liens.

ARTICLE 8
TAX MATTERS

8.1                               Taxes and Tax Returns.  Landmark and OpCo agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets and the McCrary Assets (as available or within Landmark’s or OpCo’s control, as applicable), including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Landmark, McCrary or OpCo, as applicable, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Landmark and OpCo shall retain, or cause to be retained, all books and records with respect to Taxes pertaining to the Assets and the McCrary Assets for a period of at least seven years following the Closing Date.  Landmark and OpCo shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets, the McCrary Assets or the Allocation.

8.2                               Audits.  Landmark shall promptly notify OpCo in writing upon receipt by Landmark of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Landmark that reasonably may be expected to relate to or give rise to a Lien on the Assets or the McCrary Assets.  Each of Landmark and OpCo shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

8.3                               Tax Treatment of Indemnification Payments.  Any payments made to any Party pursuant to Article 9 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Landmark and OpCo on their Tax Returns to the extent permitted by law.

ARTICLE 9
INDEMNIFICATION

9.1                               Indemnification by Landmark.  Subject to Section 9.3, from and after the Closing Date, Landmark will indemnify, defend and hold harmless OpCo, OpCo’ Affiliates, including but not limited to Landmark Infrastructure Partners LP, and each of their respective partners, directors, members, officers, employees, and representatives (the “OpCo Indemnitees”), from and against any losses, liabilities, Liens, costs, damages, deficiencies, diminution in value, judgments, demands, suits, assessments, charges, fines, penalties, or expenses (including reasonable attorneys’ fees and other costs of litigation) (“Loss”) actually suffered or incurred by any of them resulting from, related to, or arising out of:

(a)                                 the breach of any representation, warranty or covenant of Landmark contained in this Agreement, including any Exhibit to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “material adverse effect” or similar qualifiers set forth in such representation, warranty or covenant for purposes of determining whether there is a breach and the Loss resulting from, related to, or arising out of such breach; or

(b)                                 any claim for Taxes relating to any Asset or McCrary Asset for any period prior to the Closing Date (except to the extent OpCo has otherwise received a proration credit or adjustment hereunder).

9.2                               Indemnification by OpCo.  Subject to Section 9.3, from and after the Closing, OpCo will indemnify, defend and hold harmless Landmark, Landmark’s Affiliates and their respective directors, members, officers, employees and representatives (the “Landmark Indemnitees”), from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of:

(a)                                 the breach of any representation, warranty or covenant of OpCo contained in this Agreement, including any Exhibit to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “material adverse effect” or similar qualifiers set forth in such representation, warranty or covenant for purposes of determining whether there is a breach and the Loss resulting from, related to, or arising out of such breach;

(b)                                 any claim for Taxes relating to any Asset or McCrary Asset for any period from and after the Closing Date or for which OpCo has otherwise received a proration credit or adjustment hereunder for any period prior to the Closing Date; or

(c)                                  any Assumed Liabilities.

9.3                               Limitations on Indemnities.

(a)                                 Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties hereto contained in this Agreement, other than those contained in Sections 3.14, 3.16(d), 3.16(e), 3.16(f), 3.16(g) and 3.16(h), and the covenants and agreements of the Parties hereto contained herein required to be fully performed on or before the Closing, other than those contained in Article 8, shall survive the Closing and shall remain in full force and effect for a period of one year from the Closing Date.  Each covenant and agreement of the Parties in this Agreement which by its terms requires performance after the Closing Date, other than those contained in Article 8, shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.  The representations and warranties contained in Sections 3.14, 3.16(d), 3.16(e), 3.16(f), 3.16(g) and 3.16(h) and the covenants and agreements contained in Article 8 shall survive until the expiration of sixty (60) days after the end of the applicable statute of limitations period.

(b)                                 To the extent the OpCo Indemnitees are entitled to indemnification for Losses pursuant to Section 9.1, (i) Landmark shall not be liable for any Losses until the aggregate amount of all Losses exceeds $252,050, in which event Landmark shall only be required to pay or be liable for Losses in excess of such amount, and (ii) Landmark’s aggregate liability to the OpCo Indemnitees shall not exceed $1,260,250; provided, however, that such limitations shall not apply to breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.12, 3.14, 3.16(a), 3.16(d), 3.16(e), 3.16(f), 3.16(g) and 3.16(h) or to breaches of the covenants and agreements contained in Article 8.

(c)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE PAID TO AN UNAFFILIATED THIRD PARTY.  ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

9.4                               Indemnification Procedures.  A Landmark Indemnitee or OpCo Indemnitee, as the case may be (for purposes of this Section 9.4, an “Indemnified Party”), shall give the indemnifying party under Section 9.1 or Section 9.2, as applicable (for purposes of this Section 9.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 9 except to the extent the Indemnifying Party is prejudiced by such failure.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

ARTICLE 10
CONDITIONS PRECEDENT TO LANDMARK’S OBLIGATIONS

Each and every obligation of Landmark under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent.

10.1                        Representations and Warranties; No Default.  The representations and warranties of OpCo set forth in Article 4 of this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Closing with the same force and effect and as though made as of the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

10.2                        Covenants.  OpCo shall have performed in all material respects all its covenants and fulfilled in all material respects all the terms of this Agreement that are required to be performed or fulfilled prior to or as of the Closing.

10.3                        Proceedings.  No investigations, inquiry, proceeding or claim has been initiated or received by or asserted or threatened against Landmark by any private party or by any government or governmental agency, relating to the validity, invalidity or legality of this Agreement and its consummation under any state or federal statute, or rules, regulations, order or guidelines promulgated pursuant thereto.

10.4                        Waiver.  Landmark may waive any condition specified in this Article 10 if it executes a writing so stating at or before the Closing.

ARTICLE 11
CONDITIONS PRECEDENT TO OPCO’S OBLIGATIONS

Each and every obligation of OpCo under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent.

11.1                        Representations and Warranties.  The representations and warranties of Landmark set forth in Article 3 of this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Closing with the same force and effect and as though made as of the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

11.2                        Covenants.  Landmark shall have performed in all material respects all its covenants and fulfilled in all material respects all the terms of this Agreement that are required to be performed or fulfilled prior to or as of the Closing.

11.3                        Proceedings.  No investigations, inquiry, proceeding or claim has been initiated or received by or asserted or threatened against OpCo by any private party or by any government or governmental agency, relating to the validity, invalidity or legality of this Agreement and its consummation under any state or federal statute, or rules, regulations, order or guidelines promulgated pursuant thereto.

11.4                        Waiver.  OpCo may waive any condition specified in this Article 11 if it executes a writing so stating at or before the Closing.

ARTICLE 12
TERMINATION

12.1                        Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)                                 By mutual written consent of OpCo and Landmark.

(b)                                 By OpCo or Landmark if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement or (ii) issued or entered any order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement; provided, however, the right to terminate this Agreement under Section 12.1(b)(ii) shall not be available to a Party if such order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

(c)                                  By OpCo if there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect on the Assets.

(d)                                 By OpCo if the Closing shall not have occurred by March 31, 2015 (the “Outside Date”); provided that such right to terminate this Agreement under this Section 12.1(d) shall not be available to OpCo if OpCo has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(e)                                  By Landmark if the Closing shall not have occurred by the Outside Date; provided that such right to terminate this Agreement under this Section 12.1(e) shall not be available to Landmark if Landmark has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(f)                                   By OpCo if at any time the representations and warranties of Landmark contained in this Agreement shall fail to be true and correct or Landmark shall at any time have failed to perform and comply with all agreements and covenants of Landmark contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 11.1 or Section 11.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of Landmark’s receipt of written notice thereof from OpCo or, if earlier, the Outside Date.

(g)                                  By Landmark if at any time the representations and warranties of OpCo contained in this Agreement shall fail to be true and correct or OpCo shall at any time have failed to perform and comply with all agreements and covenants of OpCo contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 10.1 or Section 10.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of the receipt of written notice thereof by OpCo from Landmark or, if earlier, the Outside Date.

12.2                        Notice of Termination.  OpCo may exercise its right to terminate this Agreement by giving written notice of termination from time to time to Landmark specifying the basis for OpCo’s termination.  Landmark may exercise its right to terminate this Agreement by giving written notice thereof from time to time to OpCo specifying the basis for Landmark’s termination.

12.3                        Effect of Termination.  If this Agreement is terminated pursuant to the provisions of this Article 12, this Agreement shall become void and have no effect, and there shall be no further liability on the part of OpCo or Landmark to any Person in respect of this Agreement; provided, however, the covenants and agreements contained in Article 14 and in this Section 12.3 shall survive the termination of this Agreement; provided further, except as otherwise provided in this Agreement, no such termination shall relieve any Party of any liability resulting from any breach of this Agreement prior to the time of such termination.

ARTICLE 13
CLOSING

The Closing of this Agreement shall be conducted as follows, with the performance of the Parties to be mutually dependent, and all transfers deemed to have taken place simultaneously.

13.1                        Subject to satisfaction or waiver of the conditions set forth in Article 10 and Article 11, the Closing of the transactions contemplated by this Agreement shall occur on March 4, 2015 or, if all of the conditions set forth in Article 10 and Article 11 are not satisfied or waived by such date, such other date as the Parties may agree (the “Closing Date”).

13.2                        At the Closing, Landmark shall deliver to OpCo:

(a)                                 such customary instruments of transfer and conveyance as necessary to vest all right, title and interest of Landmark in and to the Assets to OpCo, including, with respect to the Membership Interest, an Assignment of Membership Interests substantially in the form of Exhibit D;

(b)                                 all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code and any state or local equivalent thereof;

(c)                                  copies of documents, including all leases, grants of easements and non-disturbance agreements relating to the Direct Assets and the McCrary Assets, including any amendments, guarantees or other documents relating thereto; and

(d)                                 a settlement statement mutually approved by the Parties; and

(e)                                  each other document or instrument specified in or as may be reasonably required by this Agreement.

13.3                        At Closing, OpCo shall deliver to Landmark:

(a)                                 the Purchase Price (subject to the prorations and adjustments provided for in Section 13.4;

(b)                                 executed counterparts, if applicable, of such customary instruments of transfer and conveyance as necessary to vest all right, title and interest of Landmark in and to the Assets to OpCo, including, with respect to the Membership Interest, an Assignment of Membership Interests substantially in the form of Exhibit D;

(c)                                  a settlement statement mutually approved by the Parties; and

(d)                                 each other document or instrument specified in or as may be reasonably required by this Agreement.

13.4                        Credits and Prorations.

(a)                                 General Matters.  All income and expenses relating to the Direct Assets and the McCrary Assets shall be apportioned as of 12:01 a.m., Los Angeles time, on the day of Closing, Landmark being charged and credited for the same prior to such date and time (including with respect to the McCrary Assets), and OpCo being charged and credited for the same on and after such date and time.  Such prorated items include the following:

(i)                                     all rents and other accounts receivables payable with respect to Direct Assets and the McCrary Assets (“Rents and A/R”) received by the Closing, if any;

(ii)                                  all Property Taxes for which Landmark or McCrary is liable; and

(iii)                               utility charges for which Landmark or McCrary is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or, if unmetered, on the basis of a current bill for each such utility.

(b)                                 Specific Matters.  Notwithstanding anything contained in this Section 13.4:

(i)                                     Any Property Taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If any Property Taxes due and payable during the year of Closing have not been paid before Closing, Landmark shall be charged at Closing an amount equal to that portion of such Property Taxes which relates to the period before Closing (including for the avoidance of doubt, arising from the McCrary Assets), and OpCo or McCrary, as the case may be, shall pay, or cause to be paid,  such Property Taxes prior to their becoming delinquent.  Any such apportionment made with respect to a Property Tax year for which the Property Tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the Property Tax rate or assessed valuation fixed.  To the extent that the actual Property Taxes for the current year differ from the amount apportioned at Closing, the Parties shall make all necessary adjustments by appropriate payments between themselves within thirty 30 days after such amounts are determined following Closing, subject to the provisions of Section 13.4(c) below.  OpCo shall pay all supplemental Property Tax resulting from the change in ownership and reassessment, if any, occurring as the result of the Closing pursuant to this Agreement;

(ii)                                  Charges referred to in clause (i) above that are payable by any third party (as opposed to Landmark, OpCo or McCrary) shall not be apportioned hereunder, and OpCo and McCrary shall look solely to the third party responsible therefor for the payment of such charges.  If Landmark shall have paid any of such charges on behalf of any third party to which it is entitled to reimbursement, and shall not have been reimbursed therefor by the time of Closing, OpCo shall credit to Landmark an amount equal to all such charges so paid by Landmark;

(iii)                               Unpaid and delinquent Rents and A/R collected by Landmark or OpCo, as the case may be, after the date of Closing shall be delivered as follows: (1) if Landmark collects any unpaid or delinquent Rents and A/R for the Direct Assets, Landmark shall, within 15 days after the receipt thereof, deliver to OpCo any such Rents and A/R which OpCo is entitled to hereunder relating to the date of Closing and any period thereafter, and (2) if OpCo or McCrary collects any unpaid or delinquent Rents and A/R, OpCo shall, within 15 days after the receipt thereof, deliver to Landmark any such Rents and A/R which Landmark is entitled to hereunder relating to the period prior to the date of Closing.  The Parties agree that (i) all Rents and A/R received by either Party (or McCrary) within the first 30 day period after the date of Closing shall be applied first to delinquent Rents and A/R, if any, in the order of their maturity, and then to current Rents and A/R, and (ii) all Rents and A/R received by either Party (or McCrary) after the first 30 day period after the date of Closing shall be applied first to current Rents and A/R and then to delinquent Rents and A/R, if any, in the inverse order of maturity.  OpCo will use commercially reasonable efforts after Closing to collect all Rents and A/R in the Ordinary Course of Business, but neither OpCo nor McCrary will not be obligated or be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents and A/R.  If there shall be any Rents and A/R which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after, then any Rents and A/R of such type received by the either Party (or McCrary) shall, to the extent applicable to a period extending through the Closing, be prorated between Landmark and OpCo as of Closing and Landmark’s portion thereof shall be remitted promptly to Landmark by OpCo together with a reasonably detailed accounting from OpCo.

(c)                                  Final Adjustments.  Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the Parties’ reasonable estimates of such amount and current receipts, and shall be the subject of a final proration 60 days after Closing, or as soon thereafter as the precise amounts can be ascertained.  OpCo shall promptly notify Landmark when it becomes aware that any such estimated amount has been ascertained.  Once all revenue and expense amounts have been ascertained, the Parties shall jointly and in good faith prepare a final proration statement, which final proration statement when agreed upon by the Parties, shall be conclusively deemed to be accurate and final.

(d)                                 Survival.  The provisions of this Section 13.4 shall survive Closing.

13.5                        Closing Costs.  The following costs of Closing shall be allocated between Landmark and OpCo as follows:

(a)                                 All fees associated with reissuance of title policies delivered to OpCo pursuant to Section 7.2 shall be paid by OpCo;

(b)                                 All other title fees and premiums, all recordation fees, and all transfer, stamp, excise or similar taxes imposed by the state, county or city in connection with the transaction shall be divided equally and paid by Landmark and OpCo at Closing;

(c)                                  All sales or similar Taxes shall be paid by OpCo; and

(d)                                 Each party shall bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement.

The provisions of this Section 13.5 shall survive the Closing.

ARTICLE 14
MISCELLANEOUS

14.1                        Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns.  OpCo’ rights under this Agreement may not be assigned other than to a wholly-owned subsidiary of or to Landmark Infrastructure Partners LP, without the prior written consent of Landmark, which consent may be withheld for any reason, and Landmark’s rights under this Agreement may not be assigned, without the prior written consent of OpCo, which consent may be withheld for any reason.  Any purported assignment in violation of the foregoing shall be void ab initio.

14.2                        Entire Understanding, Headings and Amendment.  This entire Agreement and the attached Exhibits and all documents to be executed and delivered pursuant hereto constitute the entire understanding between the Parties, and supersede all previous agreements of any sort.  Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation.  This Agreement may not be amended or modified orally and no amendment or modification shall be valid unless in writing and signed by the Parties.

14.3                        Rights of Third Parties.  This Agreement shall not be construed to create any Lien on the Assets or to create any express or implied rights in any persons other than the Parties, except as provided for the indemnification of the OpCo Indemnitees and the Landmark Indemnitees in Article 9.

14.4                        Notices.  All notices shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, overnight courier or by means of electronic transmission.  Any notice sent shall be addressed as follows:

(a)                                 If to Landmark:

Landmark Dividend LLC
2141 Rosecrans Avenue, Suite 2100
El Segundo, CA 90245
Attn:  Chief Financial Officer

(b)                                 If to OpCo:

Landmark Infrastructure Partners GP LLC
2141 Rosecrans Avenue, Suite 2100
El Segundo, CA 90245
Attn:  Chief Executive Officer

Any notice required hereunder shall be effective when sent if given in the manner set forth above.

14.5                        Choice of Law; Mediation; Submission to Jurisdiction.

(a)                                 This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE

JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b)                                 Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) waives any objection to laying venue in any such action or proceeding in such courts, (ii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iii) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 14.4.  The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

14.6                        Time of the Essence.  Time is of the essence in the performance of this Agreement in all respects.  If the date specified herein for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a business day.

14.7                        Waiver and Severability.

(a)                                 No waiver, either express or implied, by any Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by both Parties.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Party granting such waiver in any other respect or at any other time.  The failure of any Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement.  The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any Party may hereunder or otherwise have at law or in equity.

(b)                                 Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

14.8                        Costs and Expenses.  Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

14.9                        Counterpart Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the Effective Date.

Landmark Infrastructure Holding Company LLC

By:	/s/ Daniel E. Rebeor
Name:	Daniel E. Rebeor
Title:	Executive Vice President

Landmark Infrastructure Operating Company LLC

By:	/s/ Keith M. Drucker
Name:	Keith M. Drucker
Title:	Senior Vice President, Investments

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